UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

CERIDIAN CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2005

Dear Stockholder:

On behalf of Ceridian’s Board of Directors, I am pleased to invite you to attend Ceridian Corporation’s 2005 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, on Thursday, May 26, 2005 at 8:30 a.m., local time.

The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow include information about the proposal recommended by Ceridian’s Board of Directors to elect five individuals to serve as directors of Ceridian. Our Board of Directors believes that a favorable vote for each nominated director is in the best interests of Ceridian and its stockholders, and unanimously recommends a vote FOR the election of each nominated director. Accordingly, we urge you to review the accompanying materials carefully and to promptly vote your shares.

Your vote is important. Whether you own a few or many shares of stock, it is important that your shares be voted at the Annual Meeting. We hope that you will be able to attend the meeting. Whether or not you can be present at the meeting in person, please promptly vote your shares by following the instructions on the enclosed proxy card to ensure that your vote is counted at the meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

We look forward to seeing you at the meeting.

Sincerely,

Ronald L. Turner
Chairman, President and Chief Executive Officer

Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota  55425

Notice of 2005 Annual Meeting of Stockholders
to be Held on Thursday, May 26, 2005

The 2005 Annual Meeting of Stockholders of Ceridian Corporation will be held on Thursday, May 26, 2005 at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. The purpose of the meeting is to elect five directors and to transact any other business properly coming before the meeting.

The Board of Directors has fixed the close of business on March 30, 2005 as the record date for the purpose of determining stockholders who are entitled to notice and vote at the Annual Meeting and any adjournments. Stockholders are entitled to one vote for each share held of record as of the record date. No admission ticket will be necessary.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours from May 16, 2005 through May 25, 2005, at our corporate headquarters, and at the Annual Meeting.

April 27, 2005
BY ORDER OF THE BOARD OF DIRECTORS

Gary M. Nelson
Executive Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary

CERIDIAN CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 26, 2005

GENERAL INFORMATION

Date, Time, Place and Purposes

The Annual Meeting will be held on Thursday, May 26, 2005 at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, for the purposes set forth in the Notice of Meeting.

Proxies

This proxy statement is being mailed to our stockholders beginning on or about April 27, 2005 in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders.

YOUR VOTE IS VERY IMPORTANT!

•       Voting by Mail.   A proxy card is enclosed for your use. Whether or not you expect to attend the Annual Meeting, please sign, date and mail your proxy card promptly in the enclosed postage paid envelope.

•       Voting by Telephone and the Internet.   If you wish to vote by telephone or by the Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or the Internet, please do not return your proxy by mail.

The Board recommends you vote FOR all of the nominees for director listed in this proxy statement.

Number of Shares Outstanding

Holders of record of Ceridian common stock are entitled to one vote for each share held. As of March 30, 2005, the record date, there were 149,729,131 shares of our common stock outstanding and eligible to vote at the Annual Meeting.

Quorum Requirement

The presence at the meeting, in person or by proxy, of a majority of shares of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, the presence of holders of common stock representing at least 74,864,567 votes will be required to establish a quorum. In general, shares of common stock either represented by a properly signed and returned proxy card or properly voted by telephone or the Internet will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum. Proxies received but marked as abstentions (or withhold authority with respect to one or more directors) and “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum.

Vote Required

Proxies will be voted as specified by you. Signed proxies that lack any specification will be voted in favor of the election of all nominees for directors listed in this proxy statement.

The five director nominees receiving the highest number of votes will be elected. Stockholders who do not wish their shares to be voted for a particular nominee may withhold their vote on the proxy card or by following the telephone and Internet instructions. Shares represented by a properly executed proxy marked

“withhold authority” with respect to one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining a quorum.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by sending a written statement to the Corporate Secretary at our corporate headquarters, by submitting another proxy with a later date, or by voting again by telephone or the Internet prior to the Annual Meeting. The written statement or proxy with a later date must be received by the Corporate Secretary prior to the Annual Meeting. You may also revoke your proxy by appearing and voting at the Annual Meeting.

Voting by Participants in Our Benefit Plans

If you own shares of our common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your name in your plan account(s) and any shares you own registered in your name. If any of your plan accounts are not in the same name as your registered shares, you will receive separate proxy cards for your registered and plan holdings. Proxies submitted by participants in our 401(k) plans will serve as voting instructions to the trustees for the plans whether provided by mail, telephone or the Internet. In the absence of voting instructions for participants in the 401(k) plans, the trustees of the plans will vote the undirected shares in the same proportion as the directed shares.

Confidential Voting

We have a policy that if a stockholder requests, the stockholder’s vote will be kept confidential prior to the final tabulation of the vote at the meeting. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to our independent election inspector (The Bank of New York), who may inform us at any time whether or not a particular stockholder has voted unless the stockholder has requested that their vote be kept confidential.

Householding of Annual Meeting Materials

Companies are permitted to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if they believe the stockholders are members of the same family and they have consented. Each stockholder continues to receive a separate proxy card in the mailing. This procedure, referred to as “householding,” may reduce the volume of duplicate information stockholders receive and reduce a company’s expenses.

Each year we discuss the householding of all of our relevant record holder accounts with our transfer agent, The Bank of New York. Based upon our most recent review of the costs and benefits of this process with our transfer agent, we have decided that it would not be cost effective to implement householding for our record holders at this time. However, a number of brokerage firms have instituted householding. If your family has multiple Ceridian accounts, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports. These options are available to you at any time.

Other Business

The Board knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the Annual Meeting, the authorized persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CORPORATE GOVERNANCE

Our Board and management have sought to foster an approach toward corporate governance that will ensure an independent, informed and effective Board, responsible and accountable for acting in the best interests of our stockholders. As such, all directors stand for election by our stockholders every year, and all holders of our common stock have equal voting rights.

The Board maintains a formal statement of Corporate Governance Policies and Guidelines that expresses in a consolidated fashion the corporate governance practices of Ceridian. These Corporate Governance Policies and Guidelines have evolved over many years and are reviewed periodically by the Nominating and Corporate Governance Committee of the Board and revisions to the policies are approved by the full Board. Our current Corporate Governance Policies and Guidelines include the following:

Board Independence and Composition

•       A majority of the directors should be independent, non-employee directors. The Board has adopted the criteria for independence established by the New York Stock Exchange listing standards. On that basis, the Board has affirmatively determined that all of the non-employee directors are independent.

•       The Board reviews all proposed direct and indirect relationships of each director with Ceridian. No director qualifies as an independent director unless the Board affirmatively determines that the director satisfies the independence criteria set forth in the New York Stock Exchange listing standards.

•       The Nominating and Corporate Governance Committee reviews at least annually the size and composition of the Board to assess whether the personal experience and expertise of the individual directors, and the overall mix of experience, expertise, independence and diversity of backgrounds among all the directors, will enable the Board to most effectively monitor our performance and actively participate in developing long-term strategy and financial goals. This review includes director succession planning, in light of expected future needs of the Board and Ceridian, and application of policies pertaining to tenure on the Board.

•       The Board has delegated to the Nominating and Corporate Governance Committee the responsibility to identify potential director candidates, to screen such candidates and to recommend candidates to the full Board. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible director candidates.

•       Upon a change in the employment status of any non-employee director, that director will submit a letter to the Nominating and Corporate Governance Committee offering not to stand for re-election to the Board at the next annual meeting of our stockholders. The Nominating and Corporate Governance Committee has complete discretion as to whether and when the offer will be accepted.

•       Unless waived by the Board, any non-employee director must retire from the Board no later than the next annual meeting of our stockholders occurring after his or her 70th birthday.

•       Any director who is also an officer of Ceridian will retire from the Board immediately upon retirement or termination as an officer and employee of the company.

Board and Committee Operation and Performance

•       The Board is elected by the stockholders each year to oversee management and to assure that long-term interests of the stockholders are being served. Board members are expected to devote sufficient time and attention to carry out their director duties and responsibilities to Ceridian and ensure that their other responsibilities do not materially interfere with their responsibilities as directors of Ceridian.

•       The Board meets at regularly scheduled meetings and special meetings during the year at which it reviews and discusses reports by management on Ceridian’s performance, plans and prospects. Directors are expected to attend Board and committee meetings having reviewed any materials provided to them in advance of the meeting.

•       The independent non-management directors meet in executive session at each regularly scheduled Board meeting. The chairs of the respective Board committees assume leadership roles within the Board and during Board meetings or executive sessions pertaining to issues within the purview of the respective committee that they chair. The Board believes that by taking this approach, its decision making process will be enhanced. The Board further believes that the chair of the Nominating and Corporate Governance Committee shall have the following responsibilities and be referred to, as appropriate, as the Lead Director: (1) organize and preside over executive sessions of the Board, other than the portions of such sessions that are led by the chairs of the Audit Committee or Compensation and Human Resources Committee; (2) coordinate the activities of the independent directors; (3) make recommendations to the Board regarding the structure and timing of Board meetings; (4) suggest and recommend to the chairman of the Board matters that should be considered by the Board; (5) assist the chairman in setting Board meeting agendas; (6) counsel the chairman of the Board as to appropriate materials to be provided to the Board; and (7) serve as a member of the Executive Committee. The current chair of the Nominating and Corporate Governance Committee is Ronald T. LeMay.

•       The Board and its committees each have the right at any time to retain independent outside financial, legal or other advisors. The Board and its committees also have access to any officer, manager or employee within Ceridian at any time while conducting its business.

•       The Board expects its directors, as well as officers and employees of Ceridian, to act ethically at all times and to adhere to the policies comprising Ceridian’s Code of Conduct found on Ceridian’s website. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Chair of the Nominating and Corporate Governance Committee. The Board will evaluate the conflict of interest and determine whether a conflict can be resolved or waived. If the conflict cannot be resolved or waived, the director will be asked to resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Board shall resolve any conflict of interest question involving the CEO or other senior executive officer. If a conflict is waived for a member of the Board, the CEO, the principal financial officer, principal accounting officer or other executive officer of Ceridian, the waiver will promptly be disclosed on our website.

•       The committees of the Board are established based on Securities and Exchange Commission and New York Stock Exchange requirements and the Board’s assessment of what is necessary and desirable in light of Ceridian’s circumstances at any particular time and the Board’s desire to most effectively utilize directors’ time, experience and expertise.

•       All members of the Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee are required to be independent non-employee directors, and a majority of the members of the Executive Committee are required to be independent non-employee directors. The Nominating and Corporate Governance Committee reviews Board committee structure and assignments at least annually and recommends any changes to the Board.

•       The full Board and all of the Board committees except for the Executive Committee conduct annual self assessments. The results of the Board and committee self assessments and any recommendations for changes are presented to the Board.

•       The Chief Financial Officer and Chief Administrative Officer are responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Each new director meets at Ceridian’s corporate headquarters for personal briefing by senior management on Ceridian’s strategic plans, its financial statements and its key policies and practices. Board members may also attend, at Ceridian’s expense, seminars, conferences and other continuing education programs designed for directors of public companies.

Our Corporate Governance Policies and Guidelines and other information relating to our corporate governance, including our Code of Conduct, are located in the “Corporate Governance” section of our website at www.ceridian.com. We encourage our stockholders to visit our website to learn more about our corporate governance practices. Copies of our Corporate Governance Policies and Guidelines and our Code of Conduct are also available in print to any stockholder who submits a request to our Corporate Secretary, Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

ELECTION OF DIRECTORS (ITEM 1)

Our business is managed under the direction of our Board of Directors. Our Bylaws provide that the Board determines the number of directors, which is currently set at seven and as of May 26, 2005, will be set at five. The Board has designated as nominees for director five of the directors presently serving on the Board. In January 2005, Mr. Robert Ewald resigned as a director and an executive officer of Ceridian, and Mr. William Cadogan decided not to stand for re-election to the Board. In addition, in March 2005, Ms. Uhrich Shapazian decided not to stand for re-election to the Board.

The Board recommends a vote FOR and solicits proxies in favor of each of the nominees named below.   Proxies cannot be voted for more than five people. The Board has no reason to believe any of the nominees for director will be unable or unavailable to serve.

However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Alternatively, the Board may reduce the number of directors, and proxies, at the Board’s discretion, may be voted for a fewer number of nominees as results from a director’s inability or unavailability to serve. Each person elected will hold office until the 2006 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Nominees for Election of Directors

The following is biographical information, as of March 31, 2005, concerning the five nominees for election as directors of Ceridian:

NICHOLAS D. CHABRAJA, age 62

•       Chairman and Chief Executive Officer of General Dynamics Corporation, a defense and advanced technology company, since June 1997

•       Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from July 1998 to March 2001

•       Also a director of General Dynamics

RONALD T. LEMAY, age 59

•       Chairman of October Capital, LLC, a private equity firm, since February 2001

•       Industrial Partner of Ripplewood Holdings, LLC, a private equity firm, since October 2003

•       Representative Executive Officer of JAPAN TELECOM Co., Ltd., a telecommunications company, since November 2003

•       Interim President of JAPAN TELECOM Co., Ltd. from November 2003 to January 2004

•       President and Chief Operating Officer of Sprint Corporation, a global communications company, from October 1997 to April 2003

•       Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from January 1997 to March 2001

•       Also a director of Imation Corp. and The Allstate Corporation

GEORGE R. LEWIS, age 64

•       Retired President and Chief Executive Officer of Philip Morris Capital Corporation, a subsidiary of Altria Group, Inc. (formerly Philip Morris Companies Inc.), a consumer packaged goods company. Served in such positions from May 1997 through March 2001

•       Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from November 1994 to March 2001

RONALD L. TURNER, age 58

•       Chairman, President and Chief Executive Officer of Ceridian since August 2000

•       Chairman and Chief Executive Officer of Ceridian’s predecessor from January 2000 to March 2001 and President from April 1998 to March 2001

•       Served as a director of Ceridian since August 2000 and Ceridian’s predecessor from July 1998 to March 2001

•       Also a director of FLIR Systems, Inc., Imagistics International, Inc. and The Brink’s Company. Mr. Turner has notified FLIR Systems that he will resign from the Board of Directors of FLIR Systems subsequent to FLIR Systems’ annual stockholder meeting on April 20, 2005.

ALAN F. WHITE, age 67

•       Senior Associate Dean, Massachusetts Institute of Technology, Alfred P. Sloan School of Management since 1994

•       Member of the MIT faculty, ex officio

•       Consultant in the area of management development and business development

•       Served as a director of Ceridian since May 2003

•       Also a director of SBS Technologies, Inc.

Director Independence

The Board has adopted the criteria set forth in the New York Stock Exchange listing standard for determining whether a director is independent. The Board believes that a substantial majority of the directors must be independent. The Board annually reviews all direct and indirect commercial and charitable relationships that directors may have with Ceridian to determine whether the directors are independent. No director qualifies as an independent director unless the Board affirmatively determines that the director is independent.

The Board has reviewed all transactions or relationships between each director, or any member of his or her immediate family, and Ceridian, our executive officers and our independent auditors. Based on this review, the Board has affirmatively determined that William J. Cadogan, Nicholas D. Chabraja, Ronald T. LeMay, George R. Lewis, Carole J. Uhrich Shapazian and Alan F. White are each independent under the New York Stock Exchange listing standards. The Board has also determined that all Board committees, except the Executive Committee, are composed of independent directors in accordance with the New York Stock Exchange listing standards. The Executive Committee is comprised of a majority of independent directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held seven meetings in 2004 and took action once by written consent. Each current director of Ceridian attended at least 75% of the meetings of the Board and its committees on which the director served.

In January 2005, the Board of Directors adopted a policy to hold a Board of Directors meeting on the date and at the location of the Annual Stockholders Meeting. As such, Board members are requested to be in attendance at both the Annual Stockholders Meeting and Board meeting. In 2004, all directors were invited to attend our 2004 Annual Stockholders Meeting. As a result of the proximity of our April 22-23, 2004 Board of Directors meeting to the date of the 2004 Annual Stockholders Meeting, there was no scheduled Board of Directors meeting that occurred on the date of the 2004 Annual Stockholders Meeting. At the 2004 Annual Stockholders Meeting, two directors and two non-employee stockholders were in attendance.

The Board currently maintains four committees that took action in 2004 as follows:

Committee	Meetings	Written Actions
Executive	0	5
Audit	20	0
Compensation and Human Resources	3	2
Nominating and Corporate Governance	3	0

The following directors currently serve on committees of the Board:

Director	Executive	Audit	Compensation and Human Resources	Nominating and Corporate Governance
William J. Cadogan		X
Nicholas D. Chabraja	X		Chair	X
Ronald T. LeMay	X		X	Chair
George R. Lewis		Chair
Ronald L. Turner	Chair
Carole J. Uhrich Shapazian		X
Alan F. White			X	X

Following the 2005 Annual Stockholders Meeting, membership of the committees will be determined.

Membership on the Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee is limited to directors who are independent. The Board of Directors has determined that each of the current members of such committees is independent in accordance with the New York Stock Exchange listing standards. The Board has also determined that all current Audit Committee members are financially literate under New York Stock Exchange listing standards and that Mr. Lewis qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Each committee has a separate written charter and all committee charters are located in the “Corporate Governance” section of our website at www.ceridian.com. Copies of the committee charters are also available in print to any stockholder who submits a request to our Corporate Secretary, Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Executive Committee

This committee acts on matters that arise between Board meetings and require immediate action. All actions taken by this committee are reported to the Board and are subject to revisions and alterations by the Board.

Audit Committee

This committee:

•       monitors the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, tax and legal compliance;

•       monitors the independence and performance of our independent registered public accounting firm and internal auditing department; and

•       provides an avenue of communication among the independent registered public accounting firm, management, the internal auditing department and the Board.

This committee also has the sole authority to:

•       engage and terminate our independent registered public accounting firm;

•       determine and pre-approve the type and scope of all audit and non-audit services provided by our independent registered public accounting firm; and

•       approve the compensation of the independent registered public accounting firm.

KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee, and the Audit Committee has full oversight over all services performed by KPMG LLP. This committee periodically meets separately in executive sessions with KPMG LLP, our senior internal audit executive and our General Counsel. For additional information about this committee, we refer you to the “Report of the Audit Committee” contained in this proxy statement.

Compensation and Human Resources Committee

This committee:

•       approves the compensation and benefits of our executive officers, including the chief executive officer;

•       reviews the process of managing executive succession, diversity and development;

•       assesses the adequacy of our human resource policies and principles; and

•       determines compensation policies, practices and structures to attract and retain our key executives.

Nominating and Corporate Governance Committee

This committee:

•       reviews the composition and organization of the Board and its committees and recommends to the Board the adoption of relevant corporate governance policies;

•       recommends to the Board compensation for non-employee directors and considers all nominees for Board membership; and

•       conducts periodic evaluations of the performance of the Board.

This committee will consider director candidates proposed by stockholders. For additional information regarding the director nomination process, we refer you to the section of this proxy statement entitled “Other Matters—Director Nominations.”

SHARE OWNERSHIP INFORMATION

Share Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock as of March 31, 2005 by each director, by each of the named executives listed in the Summary Compensation Table contained in this proxy statement, and by all executive officers and directors as a group. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of March 31, 2005.

	Amount and Nature of Beneficial Ownership(1)
Name of Individual or Identity of Group	Shares of Common Stock (2)	Options Exercisable Within 60 Days of 3/31/05	Phantom Shares(3)(4)	Total	Percent of Class
Directors:
William J. Cadogan	18,683	21,387	1,440	41,510	*
Nicholas D. Chabraja	20,400	26,774	—	47,174	*
Ronald T. LeMay	17,302	36,201	—	53,503	*
George R. Lewis	15,041	42,935	3,171	61,147	*
Ronald L. Turner	292,262	1,899,177	6,602	2,198,041	1.45%
Carole J. Uhrich Shapazian	18,212	42,935	—	61,147	*
Alan F. White	10,785	8,000	—	18,785	*
Other Named Executives:
John R. Eickhoff (5)	57,307	1,374,057	—	1,431,364	*
Robert H. Ewald (6)	24,987	113,095	—	138,082	*
Gary A. Krow	62,995	593,517	18,769	675,281	*
Gary M. Nelson	29,517	442,576	14,364	486,457	*
All Executive Officers and Directors as a Group (12 persons) (7)	595,046	4,600,654	44,346	5,240,046	3.40%

*                    Represents less than one percent.

(1)          Except for phantom shares, which do not have voting rights and have restrictions on transferability, each director and executive officer has sole voting and investment power for all shares of common stock opposite his or her name.

(2)          Includes shares of restricted stock held by executive officers and directors as follows: Mr. Cadogan, 8,778 shares; Mr. Chabraja, 14,400 shares; Mr. LeMay, 10,496 shares; Mr. Lewis, 10,063 shares; Mr. Turner, 89,559 shares; Ms. Uhrich Shapazian, 13,234 shares; Mr. White, 9,165 shares; Mr. Eickhoff, 0 shares; Mr. Ewald, 0 shares; Mr. Krow, 26,938 shares; Mr. Nelson, 17,033 shares; All Executive Officers and Directors as a Group, 227,221 shares. Includes shares of common stock allocated to the individual accounts of certain executive officers under Ceridian’s 401(k) plans as follows: Mr. Turner, 0 shares; Mr. Eickhoff, 154 shares; Mr. Ewald, 0 shares; Mr. Krow, 11,125 shares; Mr. Nelson, 5,001 shares; and All Executive Officers and Directors as a Group, 16,280 shares.

(3)          Includes phantom shares credited to the individual accounts of non-employee directors pursuant to deferrals of annual retainer fees under the Amended and Restated 2001 Director Performance Incentive Plan. All payments from an individual director’s phantom share account will be made in Ceridian common stock (fractional shares paid in cash) from the Amended and Restated 2001 Director Performance Incentive Plan. Payments from an individual director’s phantom share account will be made based upon the director’s prior election to receive shares of Ceridian common stock in a lump sum on January 10 of the year after the director leaves the board or in five, 10 or 15 year annual installments.

(4)          Includes phantom shares credited to the individual accounts of executive officers pursuant to deferrals made by the individual under the Ceridian Corporation Deferred Compensation Plan. All payments from an individual’s phantom share account will be made in Ceridian common stock (fractional shares paid in cash) from the Ceridian Corporation Amended and Restated 2001 Long-Term Stock Incentive Plan. Phantom shares may not be transferred out of an individual’s phantom share account until retirement or termination. Phantom shares do not have voting rights. For each contribution made by an individual to his or her phantom share account, Ceridian credits the individual’s phantom share account with an additional 15 percent premium on the amount contributed by the individual. This additional credit vests on the last day of the second year that begins after the date that the contribution is made into the individual’s phantom share account.

(5)          On February 18, 2005, Mr. Eickhoff retired as Executive Vice President and Chief Financial Officer of Ceridian, and Douglas C. Neve became Executive Vice President and Chief Financial Officer of Ceridian.

(6)          On January 10, 2005, Mr. Ewald resigned as an executive officer and director of Ceridian.

(7)          Includes all directors and named executive officers and Mr. Neve.

Share Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock by each stockholder who is known by us to own beneficially more than 5% of our outstanding common stock. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of March 31, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
AMVESCAP PLC	18,347,585	(1)	12.25%
AIM Advisors, Inc.
AIM Private Asset Management, Inc.,
AIM Funds Management Inc.,
AIM Capital Management, Inc., and
INVESCO Institutional (N.A.), Inc.
11 Devonshire Square
London EC2M 4YR
England
Capital Research and Management Company	16,908,050	(2)	11.29%
333 South Hope Street
Los Angeles, CA 90071
FMR Corp.	14,722,820	(3)	9.83%
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, MA 02109
Janus Capital Management LLC	11,103,108	(4)	7.42%
151 Detroit Street
Denver, CO 80206
Harris Associates L.P.	10,444,608	(5)	6.98%
Harris Associates Inc.
Two North LaSalle Street, Suite 500
Chicago, IL 60602

(1)          Beneficial ownership as of December 31, 2004, as reported in a Schedule 13G dated February 14, 2005. Represents sole power to vote or direct the vote of 18,347,585 shares, and sole power to dispose or to direct the disposition of 18,347,585 shares. Such shares are held by the following entities in the respective amounts listed: AIM Advisors, Inc. 14,492,230 or 9.68 percent; AIM Private Asset Management, Inc. 3,015,596 or 2.01 percent; AIM Funds Management, Inc. 57,350 or 0.04 percent; AIM Capital Management, Inc. 581,550 or 0.39 percent; and INVESCO Institutional (N.A.), Inc. 200,859 or 0.13 percent.

(2)          Beneficial ownership as of December 31, 2004, as reported in a Schedule 13G dated February 9, 2005. These securities are deemed to be beneficially owned by the named party as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Represents sole power to dispose or to direct the disposition of 16,908,050 shares and sole voting power and shared voting power of zero shares.

(3)          Beneficial ownership as of December 31, 2004, as reported in a Schedule 13G dated February 14, 2005. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which are both wholly owned subsidiaries of FMR Corp., and the previous ownership by Fidelity Management & Research Company of Fidelity International Limited. Fidelity Management & Research Company is the beneficial owner of 13,127,640 shares or 8.77 percent, as a result of acting as investment advisor to various investment companies (commonly referred to as “funds”). Each of Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the funds has sole power to dispose of the 13,127,640 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ board of trustees. Fidelity Management Trust Company is the beneficial owner of 669,580 shares or 0.45 percent, as a result of its serving as investment manager of the institutional accounts. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power and sole power to vote or to direct the voting of over 669,580 shares. Fidelity International Limited, previously a majority owned subsidiary of Fidelity Management & Research Company, is the beneficial owner of 925,600 shares, or 0.62 percent. Fidelity International Limited currently operates as an entity independent of FMR Corp. and Fidelity Management & Research Company.

(4)          Beneficial ownership as of December 31, 2004, as reported in a Schedule 13G dated February 14, 2005. These securities are deemed beneficially owned by Janus Capital Management LLC. Janus Capital owns 100 percent of Bay Isle Financial LLC and 77.5 percent of Enhanced Investment Technologies LLC (“INTECH”). Janus Capital, Bay Isle and INTECH (“Bay Isle”) are registered investment advisors, each providing investment advice to several investment companies. Janus Capital beneficially owns 11,095,508 shares or 7.41 percent for which it has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of such shares. As a result of its role as an investment advisor, INTECH may be deemed to beneficially own 7,600 shares or 0.01 percent for which it has shared power to vote or direct the vote and shared power to dispose or direct the disposition of such shares.

(5)          Beneficial ownership as of December 31, 2004, as reported in a Schedule 13G dated February 9, 2005. These securities are beneficially owned by the named parties as a result of the named parties’ advisor and other relationships with the persons who own the shares. The Harris Associates Investment Trust owns 6,148,000 shares or 4.11 percent, and Harris Associates L.P. serves as investment advisor to this trust and has shared voting and dispositive power over these shares. Represents shared power to vote or direct the vote of 10,444,608 shares, sole power to dispose or to direct the disposition of 4,296,608 shares, and shared power to dispose or to direct the disposition of 6,148,000 shares.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return from April 2, 2001 to December 31, 2004 for our common stock, the S&P 500 Index and our peer group index of data services companies aligned to our Human Resource Solutions and Comdata business segments. Our common stock was wholly owned by Ceridian’s predecessor until all of our outstanding common stock was distributed to the stockholders of Ceridian’s predecessor in a tax-free spin transaction (which this proxy statement refers to as the “spin-off”) on March 31, 2001. As a result of the spin-off, our common stock did not trade on a regular way basis on the New York Stock Exchange until April 2, 2001. The peer group index of data services companies, weighted for market capitalization, consists of Automatic Data Processing, Inc.; Bisys Group, Inc.; Computer Sciences Corporation; Concord EFS, Inc.; DST Systems, Inc.; Equifax, Inc.; First Data Corporation; Fiserv, Inc.; and Paychex, Inc. The graph assumes the investment of $100 in each of our common stock, the S&P 500 Index and our peer group index on April 2, 2001, and the reinvestment of all dividends as and when distributed.

COMPARISON OF CUMULATIVE TOTAL RETURN
(CERIDIAN, THE S&P 500 INDEX AND THE PEER GROUP INDEX)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2004 through February 18, 2005, we paid Deloitte and Touche LLP (“Deloitte”) approximately $6.8 million for rendering services to the company and the Audit Committee of our Board. Prior to joining Ceridian on February 18, 2005 as Executive Vice President and Chief Financial Officer, Douglas C. Neve was the lead partner from Deloitte in connection with the provision of non-audit services associated with our assessment of the effectiveness of our internal control over financial reporting. As a partner of Deloitte, Mr. Neve has financially benefited from the services provided by Deloitte to the Audit Committee and Ceridian. We anticipate that Deloitte will continue to be retained by and provide non-audit services to the company and the Audit Committee during the remainder of 2005.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to or earned by our non-employee directors during 2004. Directors who are employees of Ceridian are not separately compensated for their services as a director. As a result, Mr. Turner receives no compensation as a director. During 2004 and through his resignation on January 10, 2005, Mr. Ewald received no compensation as a director.

	Cash Compensation	Security Grants
		Shares	Shares Issued as	Shares Issued as Restricted
Name	Cash Portion of Annual Retainer ($)(1)	Underlying Options (#)(2)	Portion of Annual Retainer (#)(1)(3)	Stock Award to New Director (#)(4)
William J. Cadogan	$26,000	4,000	1,245	0
Nicholas D. Chabraja	0	4,000	2,729	0
Ronald T. LeMay	31,000	4,000	1,245	0
George R. Lewis	41,000	4,000	1,245	0
Carole J. Uhrich Shapazian	26,000	4,000	1,245	0
Alan F. White	26,000	4,000	1,245	0

(1)          Ceridian’s annual retainer is currently $52,000 and, at the election of the director prior to the beginning of the year, between 50% and 100% of this annual retainer is paid in restricted stock, deferred stock or a combination of the two. A minimum of 50% of this annual retainer must be paid in restricted or deferred stock. Ceridian also pays $5,000 to each of the chairs of the Compensation and Human Resources and Nominating and Corporate Governance Committees and $15,000 to the chair of the Audit Committee which may be taken in cash, restricted stock, deferred stock or any combination of the three. The amount shown in this column includes the cash portion, if any, of the annual retainer elected by the director as well as any chair fees elected to be paid in cash.

(2)          Each non-employee director received an annual option grant of 4,000 shares of common stock on the date of the 2004 Annual Meeting of Stockholders. The exercise price per share of each option granted was equal to the fair market value of one share of the underlying common stock on the date the option was granted. Each option became exercisable in full six months after the date of grant and expires ten years from the date of grant.

(3)          Shares of restricted or deferred stock are non-transferable while the director serves on the Board.

(4)          Each newly elected non-employee director receives a one-time award of restricted stock. The number of restricted shares is determined by dividing an amount equal to two and one-half times the then current annual retainer for a non-employee director by the average closing price of a share of Ceridian common stock on the New York Stock Exchange for the 10 trading days prior to the effective date of the individual’s election to the Board, rounded to the nearest 100 shares. Twenty percent of the restricted shares vest on each anniversary of the date of grant, and the shares may not be transferred before they vest.

In addition to the above mentioned compensation, Ceridian reimburses directors for expenses incurred in attending Board and committee meetings.

REPORT OF AUDIT COMMITTEE

Membership and Role of the Audit Committee

The Audit Committee currently consists of George R. Lewis, William J. Cadogan and Carole J. Uhrich Shapazian. The Board has affirmatively determined that each member of the Audit Committee is an independent director and financially literate within the listing standards of the New York Stock

Exchange and that Mr. Lewis qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations. No members of the Audit Committee received any compensation from Ceridian during the last fiscal year other than director and committee chair fees.

The committee operates under a formal written charter adopted by the Board. A copy of the charter can also be found in the Corporate Governance section of Ceridian’s website located at www.ceridian.com. The Audit Committee charter is reviewed annually by the committee and approved by the Board.

Review of Ceridian’s Audited Consolidated Financial Statements for the Fiscal Year ended December 31, 2004

The following is the report of the Audit Committee with respect to Ceridian’s audited financial statements for the fiscal year ended December 31, 2004.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Ceridian for the fiscal year ended December 31, 2004 with Ceridian’s management, the senior internal audit executive and KPMG LLP, Ceridian’s independent registered public accounting firm, with and without management present. The Committee has reviewed the results of auditor examinations, Ceridian’s internal controls, and the quality of Ceridian’s financial reporting. The Committee also reviewed Ceridian procedures and internal control process designed to ensure full, fair and adequate financial reporting and disclosure, including procedures for certifications provided by the CEO and CFO that are required in periodic reports filed with the Securities and Exchange Commission. Management is responsible for the consolidated financial statements and reporting process, including systems of internal controls. KPMG LLP is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed with KPMG LLP its independence.

The Committee adopted guidelines requiring review and approval by the Committee of audit and non-audit services performed by KPMG LLP for Ceridian, a copy of which may be found in the Corporate Governance section of Ceridian’s website at www.ceridian.com.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Ceridian’s audited consolidated financial statements be included in Ceridian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

April 19, 2005

Audit Committee

George R. Lewis, Chair

William J. Cadogan

Carole J. Uhrich Shapazian

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Audit Committee of the Board has selected KPMG LLP, our independent registered public accounting firm, to audit our accounts for the year ending December 31, 2005. KPMG LLP audited our accounts for the year ended December 31, 2004.

Representatives of KPMG LLP will attend the 2005 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

Audit Fees

The following table sets forth the aggregate fees billed to Ceridian for the fiscal years ended December 31, 2004 and 2003 by KPMG LLP:

	2004	2003
Audit Fees	$4,088,000	$1,126,000
Audit Related Fees(a)	1,081,000	1,054,000
Tax Fees(b)	97,000	161,000
All Other Fees(c)	22,000	15,000
Total Fees(d)	$5,288,000	$2,356,000

(a)           Principally related to third-party reviews of transaction processing controls (SAS 70 reports) and audits of employee benefit plans, and also Sarbanes-Oxley documentation assistance in 2003.

(b)          Primarily related to transfer pricing and tax compliance matters.

(c)           Primarily related to international statutory filing matters.

(d)          All fees have been approved by the Audit Committee.

The Audit Committee considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence and determined that it was compatible.

Auditor Fees Pre-Approval Policy

The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by Ceridian’s independent registered public accounting firm. A copy of this policy can be found on our website at www.ceridian.com in the Corporate Governance section. The policy requires that all services that Ceridian’s independent registered public accounting firm may provide to Ceridian, including audit services and permitted audit-related and non-audit related services, be pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members who, in turn, must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests or applications to provide services by our independent registered public accounting firm are submitted to the Audit Committee by both our independent registered public accounting firm and the Chief Financial Officer or Corporate Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee pre-approved all audit, audit-related and non-audit services provided by KPMG LLP in 2004 and 2003 in accordance with its formal policy.

REPORT OF COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee establishes and administers the company’s executive compensation program. The committee has direct oversight of the compensation and benefit programs for executive officers of the company. In 2004, the committee expanded its direct oversight to include, beginning in 2005, the compensation and benefit programs of certain other senior-level employees who have significant influence and responsibilities for operations and financial accounting. All committee members are independent directors as affirmatively determined by the Board of Directors pursuant to the New York Stock Exchange listing standards. Reports of the committee’s actions and recommendations are presented to the full Board of Directors at each meeting.

This report provides the philosophical principles, specific program elements and other factors considered by the committee in making decisions about executive compensation.

Compensation Philosophy

The committee’s guiding philosophy is to provide a compensation program that will attract, motivate, reward and retain top quality executive leadership for the company’s current and long-term success. To that end, the executive compensation program seeks to:

•       emphasize performance-based pay, by rewarding superior performance with superior levels of compensation and imposing consequences for underperformance;

•       align the interests of senior management with the interests of stockholders through the use of equity compensation, further emphasized through stock ownership guidelines; and

•       compete appropriately with other companies, by evaluating base salary and short-and long-term incentive pay against the external marketplace.

Each year the committee receives information regarding competitive compensation levels and practices for positions comparable to the company’s executive officer and senior-level positions. This information is obtained from nationwide compensation surveys compiled by nationally recognized compensation consulting firms. As a result, comparative compensation information is drawn from a broader range of companies than those included in the company’s peer group index utilized in the stock price performance graph found in this proxy statement, and not all of the companies included in the peer group index are included in the surveys the committee utilizes.

Base salary is targeted at the median range of comparative market data. Total compensation (base salary, target annual cash incentive bonus and long-term stock incentive compensation) is targeted in a range between the 50th and 75th percentiles of comparative market data. Greater weight is given to an executive’s performance-based compensation (annual cash incentive bonus and long-term stock incentive compensation). The higher the level of responsibility an executive has, the greater the executive’s total direct compensation emphasizes performance-based compensation. The committee determines the performance goals for incentive compensation plans in conjunction with the Board’s approval of strategic and operating plans. The executive compensation program also accounts for individual performance, which enables the committee to differentiate among executives and emphasize the link between personal performance and compensation.

Components of Executive Compensation

The executive compensation program is composed of base salary, annual cash incentive bonus, long-term stock incentive compensation, and certain executive benefits and perquisites. The committee annually reviews and determines each compensation component for all executive officers and, beginning in 2005, certain other senior-level employees.

Base Salary.   Determination of base salary is based on the committee’s assessment of the following factors:

•       responsibilities of the position;

•       executive performance and experience;

•       competitive practice; and

•       relative internal reporting relationships.

The 2004 base salaries for the “named executives” listed in the Summary Compensation Table contained in this proxy statement were generally within the targeted level.

Annual Cash Incentive Bonus.   Executive officers and other senior-level employees are provided with an annual opportunity to earn cash incentive awards. The committee sets such executive’s target annual incentive bonus percentage as well as the individual components of the plans. For 2004, an in-depth analysis of target goals and components was completed based on the committee’s philosophy regarding performance-based compensation. This resulted in an overall flattening of the slope between threshold, target and superior payout levels and a redistribution of corporate and business unit financial objectives and non-financial performance goals. Ultimately, the actual amount of the annual incentive bonus is subject to the discretion of the committee. The amount or existence of any incentive payments can be impacted by significant external events, individual employment status and performance, and any unusual business events.

For 2004, the target bonus percentage for the named executives, excluding Mr. Turner, ranged from 70% to 80% of base salary, with the maximum possible bonus equal to 90% to 110% of base salary. The bonus plan for each of the named executives was designed individually to address performance goals for 2004 unique to the area of responsibility of the executive, as follows:

•       The criteria for determining the amount of annual cash incentive bonus for Mr. Eickhoff was comprised of two components: 60% was dependent upon the achievement by Ceridian of specified levels of earnings per share; and 40% was dependent upon the achievement by Ceridian of specified levels of cash flow.

•       The criteria for determining the amount of annual cash incentive bonus for Mr. Ewald was comprised of three financial measures and two non-financial components. The financial measures were dependent upon the operating unit achieving specified levels in the following: 40% for pre-tax earnings; 20% for cash flow; and 10% for revenue growth. Non-financial measures included 20% based on the committee’s assessment of performance in the area of Six Sigma training and productivity goals, with the remaining 10% based on the committee’s assessment of specific performance in the area of product development.

•       The criteria for determining the amount of annual cash incentive bonus for Mr. Krow was comprised of two financial and two non-financial components: 40% was dependent upon the operating unit achievement of specified levels of pre-tax earnings; 20% was dependent upon the operating unit achievement of specified levels of cash flow; 20% was dependent on the committee’s assessment of performance in the area of Six Sigma training and productivity goals; and 20% was dependent on the committee’s assessment of employee satisfaction goals.

•       The criteria for determining the amount of annual cash incentive bonus for Mr. Nelson was comprised of one financial and two non-financial components: 50% was dependent upon the achievement by Ceridian of specified levels of earnings per share; 25% was dependent on the committee’s assessment of individual performance regarding the on-going SEC investigation; and

25% was dependent on the committee’s assessment of individual performance regarding Code of Conduct awareness and training.

For 2004, the committee determined that financial and individual performance did not merit bonus payments for Messrs. Eickhoff and Ewald. For Mr. Krow, performance in all designated areas resulted in a bonus payment of 110% of base salary. For Mr. Nelson, individual performance resulted in a bonus payment of 34% of base salary.

Long-Term Stock Incentive Compensation.   The company’s long-term stock incentive compensation is in the form of stock options and restricted stock, granted annually to all executives and approximately 15% of employees based on their level of responsibility, ability to impact results, and individual performance and experience. In tandem, these award vehicles are designed to retain key talent and to address the alignment of interests between the executive and stockholders by enhancing direct stock ownership. For executive officers, the committee first determines the present cash value of the award to be granted, then allocates the award into its components, with stock options targeted to deliver two-thirds of the long-term incentive value and restricted stock targeted to deliver the remaining one-third of the long-term incentive value. The option and restricted stock awards vest over three years and the option awards expire five years after the date of grant.

In 2004, long-term stock incentive awards were made to the named executive officers that were within the targeted range.

Executive Benefits and Perquisites.   The company maintains a Deferred Compensation Plan that allows executives, including the named executive officers, to defer receipt of up to 100% of their salary and/or annual cash incentive bonus into “phantom” accounts. Interest on these phantom accounts mirrors the gains and/or losses of several different investment funds selected by Ceridian. Executive officers may elect Ceridian stock as a phantom investment and receive a 15% premium incentive on that investment. The company also maintains supplemental “mirror” retirement plans for executives whose qualified plan benefits through the defined benefit and defined contribution retirement plans are limited by IRS regulations. For executive officers, the contribution formula for these non-qualified plan contributions is enhanced to meet competitive norms.

To address competitiveness in executive perquisites, the company has established “cash adders” for executives. The cash adder is intended to cover financial planning, health and wellness programs, car expenses and other costs that are not otherwise provided by the company. Executive officers are also eligible for certain miscellaneous benefits and perquisites, including club memberships and executive physicals.

Chief Executive Officer Compensation

The committee meets each January in executive session to evaluate the performance of the CEO, the results of which are used to determine his compensation.

In January 2004, Mr. Turner’s base salary was increased to $725,000, an increase of 11.5% from 2003 to reflect the market median for similar positions, and he was granted a stock option for 262,280 shares and restricted stock of 43,715 shares. This grant was considered to be within the targeted range of long-term equity grants for similar positions. For 2004, Mr. Turner’s target annual cash incentive bonus percentage was 110% of his base salary and his maximum annual incentive bonus percentage was 140% of his base salary. The criteria for determining the amount of annual cash incentive bonus for Mr. Turner was comprised of two financial components: 60% was dependent upon the achievement by Ceridian of specified levels of earnings per share; and 40% was dependent upon Ceridian’s achievement of specified levels of cash flow. In January 2005, the committee used its discretion and did not award an annual cash incentive bonus to Mr. Turner for 2004 based upon the overall performance of the company in 2004.

The committee determined that Mr. Turner’s salary, annual incentive bonus target percentage and long-term incentive compensation are in accordance with the philosophy and practices described in the previous sections. These determinations are based primarily on the committee’s evaluation of Mr. Turner’s performance and the company’s performance. The committee has assigned no specific weighting to the factors it considered in evaluating the total direct compensation of Mr. Turner.

Mr. Turner also participates in the defined benefit pension plan and certain supplemental retirement programs, including an endorsed split dollar life insurance arrangement, and receives a $45,000 cash adder to cover perquisites. The Executive Compensation section of this proxy statement provides additional information on these benefits.

Stock Ownership Guidelines

In 2000, the committee instituted stock ownership guidelines for Ceridian’s executive officers. The stock ownership guidelines provide that each executive should strive to own stock with a market value equal to a multiple of his or her base salary. The ownership guidelines range from owning Ceridian stock valued at five times base salary for the Chief Executive Officer, three times base salary for the Chief Financial Officer and executive officers responsible for operating units, and two times base salary for the other corporate executive officers. As of the end of 2004 and based upon Ceridian’s stock price on December 31, 2004, Messrs. Turner, Krow and Nelson of the named executives had attained their individual stock ownership goals.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for annual compensation paid to each of the named executive officers unless certain requirements are met. One of these requirements is that individual compensation over $1 million be based on attainment of performance goals established in the manner prescribed by Section 162(m). The committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance based. At the same time, the committee believes that it is important for the committee to retain the flexibility to tailor the base salary, annual cash incentive bonus and long-term stock incentive compensation components of the compensation program in the manner it believes to be most beneficial to the company and its stockholders. Therefore, the committee has not adopted a policy that all compensation must be deductible.

April 19, 2005

Compensation and Human Resources Committee

Nicholas D. Chabraja, Chair
Ronald T. LeMay
Alan F. White

EXECUTIVE COMPENSATION

The following tables summarize the cash and non-cash compensation paid to or earned by our chief executive officer and the next four most highly compensated persons serving as executive officers as of December 31, 2004. These five individuals are referred to in this proxy statement as the “named executives.”

Summary Compensation Table

The following table summarizes the compensation for the past three years paid to or earned by the named executives:

							Long-Term Compensation
		Annual Compensation(1)					Awards			Payouts
Name and					Other Annual Compensation		Restricted Stock Award(s)	Securities Underlying Options/ SARs		LTIP	All Other Compensation
Principal Position	Year	Salary($)	Bonus ($)		($)(2)		($)(3)	(#)		Payouts($)	($)(4)
Ronald L. Turner	2004	$761,346	$—		$—		$898,780	262,280		$—	$104,551	(5)
Chairman, President and	2003	693,654	650,000		—		538,496	275,000		—	99,784	(5)
Chief Executive Officer	2002	657,635	400,000		—		—	120,000		—	87,041	(5)
John R. Eickhoff(6)	2004	425,000	—		—		—	114,450		—	102,963	(7)
Executive Vice President and	2003	414,423	300,000		—		—	190,500		—	8,165
Chief Financial Officer	2002	398,558	150,000		—		—	125,000		—	3,000
Robert H. Ewald(8)	2004	475,000	—		180,776	(9)	343,146	101,150		—	335,396	(10)
Executive Vice President and	2003	210,096	215,000	(11)	76,392	(12)	523,177	166,650	(13)	—	22,174
President, Ceridian Human Resource Solutions
Gary A. Krow	2004	347,924	360,000		—		245,178	71,530		—	69,869
Executive Vice President and	2003	323,958	250,000		10,107		184,349	76,000		—	55,217
President of Comdata	2002	299,992	150,000		14,700		—	125,000		—	8,000
Gary M. Nelson	2004	307,000	100,000		37		163,452	47,690		—	54,000
Executive Vice President,	2003	305,845	160,000		—		123,020	50,750		—	43,662
General Counsel and	2002	275,994	75,000		3,375		—	75,000		—	8,000
Corporate Secretary

(1)     Amounts shown in the “Salary” and “Bonus” columns contain any compensation that may have been deferred by a named executive pursuant to the Ceridian Corporation Deferred Compensation Plan. The following named executives deferred salary and/or bonus in the following amounts into the Ceridian Corporation Deferred Compensation Plan in the past three years:

	Deferred Annual Compensation
	2004		2003		2002
	Salary	Bonus	Salary	Bonus	Salary	Bonus
Ronald L. Turner	$—	$—	$—	$243,750	$—	$123,125
John R. Eickhoff	78,000	—	50,000	—	36,000	60,000
Gary A. Krow	99,000	338,121	82,500	230,594	80,000	134,074
Gary M. Nelson	—	—	—	250	—	—

(2)     The amounts shown in this column represent the market value of an additional credit of 15% paid by Ceridian on funds transferred or deferred into an individual’s Ceridian phantom stock account under the Ceridian Corporation Deferred Compensation Plan. The market value of the additional credit of Ceridian phantom stock was determined by utilizing the closing price of Ceridian common stock on the New York Stock Exchange on the date deferred funds were credited to the individual’s phantom stock account. The additional credit vests on the last day of the second calendar year that begins after the date that the transfer or contribution was made into the Ceridian phantom stock account.

(3)     The dollar amounts for restricted stock represent the fair market value of the shares subject to the awards on the date the awards were granted. On January 31, 2004, Messrs. Turner, Ewald, Krow and Nelson received awards of restricted stock in the amounts of 43,715, 16,690, 11,925 and 7,950 shares, respectively. All of these awards were made under the Ceridian Corporation Amended and Restated 2001 Long-Term Stock Incentive Plan and, contingent upon continued employment with Ceridian, one-third will vest on each of January 31, 2005, 2006 and 2007. As of December 31, 2004, the total number and value of each named executive’s unvested restricted stock holdings (based on the $18.28 closing market price of our common stock on December 31, 2004) were: Mr. Turner 68,388 shares valued at $1,250,133; Mr. Ewald 41,082 shares valued at $750,979; Mr. Krow 20,371 shares valued at $372,382; and Mr. Nelson 13,586 shares valued at $248,352. In addition to the information provided in the table, Mr. Ewald received shares of restricted stock as a portion of his annual Board retainer while serving as a non-employee director. As a portion of his annual Board retainer, Mr. Ewald received restricted stock in the amount of 1,377 shares in 2002 with a value of $24,194 and 988 shares in 2003 with a value of $14,988. These values are calculated based upon a volume weighted price of $17.57 in 2002 and $15.17 in 2003. If the company were to pay a dividend on common stock, the shares of restricted stock shown in the table would be eligible for such dividend.

(4)     The amounts shown in this column for each individual represent company contributions to the accounts of the named individuals in defined contribution pension plans, including non-qualified employer supplemental matching credits. In 2002, the amounts shown reflect employer contributions under our 401(k) plans. In 2003 and 2004, the amounts shown also include (i) employer contributions to our 401(k) plans (“401(k) Match”), (ii) supplemental 401(k) restoration employer matching credits of up to 4% of gross pay above government-imposed compensation limits for participants (“Restoration Match”), and (iii) supplemental employer matching credits to our defined contribution plan (“Supplemental Match”). The following table shows the amounts of the 401(k) Match, Restoration Match and Supplemental Match:

		401(k) Match	Restoration Match	Supplemental Match
Ronald L. Turner	2004	$3,075	$17,435	$—
	2003	3,000	12,743	—
John R. Eickhoff	2004	3,075	7,580	—
	2003	3,000	5,165	—
Robert H. Ewald	2004	8,200	14,800	46,000
	2003	6,251	—	15,923
Gary A. Krow	2004	8,200	15,090	46,579
	2003	8,000	10,406	36,811
Gary M. Nelson	2004	8,200	9,800	36,000
	2003	8,000	6,554	29,108

(5)     The amount shown also includes $84,041 of premiums paid by the company for an endorsed split dollar life insurance arrangement of which $4,289 in 2004, $3,660 in 2003 and $3,300 in 2002 represents the economic benefit of the term life portion of the premium.

(6)     Mr. Eickhoff retired as Executive Vice President and Chief Financial Officer on February 18, 2005.

(7)     The amount shown also reflects the payout of $92,308 in accrued vacation days in connection with Mr. Eickhoff’s retirement

(8)     Mr. Ewald became an executive officer on July 21, 2003, and resigned as an executive officer and director on January 10, 2005. In connection with his services as a non-employee director, Mr. Ewald received cash compensation of $14,398 in 2003 and $26,000 in 2002.

(9)     The amount shown reflects a tax reimbursement relating to the $266,396 of expenses reimbursement associated with Mr. Ewald’s relocation to Minnesota.

(10)   The amount shown also reflects $266,396 of expenses reimbursement associated with Mr. Ewald’s relocation to Minnesota. Pursuant to Mr. Ewald’s termination of employment, Mr. Ewald received severance benefits in 2005 as described under the heading “Employment Agreements and Change of Control Arrangements” contained in this proxy statement.

(11)   The amount shown includes (a) a $125,000 annual bonus for 2003 performance, and (b) a $90,000 one-time hiring bonus.

(12)   The amount shown reflects a tax reimbursement relating to the $90,000 one-time hiring bonus.

(13)   In addition to the information provided in the table, Mr. Ewald received an annual 4,000 share stock option award for being a non-employee director of Ceridian in 2002 and 2003. As a result of Mr. Ewald becoming an executive officer of Ceridian in July 2003, Mr. Ewald forfeited the 4,000 share stock option award granted to him on May 21, 2003. The 4,000 share stock option award made to Mr. Ewald in 2002 was granted on May 22, 2002, the date of our annual stockholders meeting, and became exercisable in full six months after the date of grant.

Options to Purchase Common Stock Granted During 2004

The following table shows the numbers of options to purchase shares of Ceridian common stock that were granted during 2004 to the named executives.

Options/SARs Granted in 2004

	Individual Grants(1)
	Number of Securities Underlying Options/SARs	% of Total Options/SARs Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted (#)	Fiscal Year	($/Sh)(2)	Date	5% ($)	10% ($)
Ronald L. Turner	262,280	7.97%	$20.56	01/31/09	$1,509,894	$3,289,411
John R. Eickhoff	114,450	3.48%	$20.56	01/31/09	658,866	1,435,386
Robert H. Ewald	101,150	3.07%	$20.56	01/31/09	582,300	1,268,583
Gary A. Krow	71,530	2.17%	$20.56	01/31/09	411,784	897,101
Gary M. Nelson	47,690	1.45%	$20.56	01/31/09	274,542	598,109

(1)          All of the above options vest in cumulative annual one-third installments beginning one year after the date of grant. The exercisability of the above options will generally be accelerated (i) if an optionee’s employment is terminated due to death, disability or retirement or (ii) upon a change of control. All of the above options have a “reload” feature, meaning a reload option is granted when an option reported in this table is exercised and payment of the exercise price is made by delivery of previously owned shares of Ceridian common stock. Each reload option is granted for the number of shares of Ceridian common stock tendered as payment for the exercise price and tax withholdings of the underlying option. The exercise price of a reload option is equal to the fair market value (closing price on the New York Stock Exchange) of a share of Ceridian common stock on the date of grant. A reload option is exercisable in full on the date of grant, and will expire on the same date as the underlying option.

(2)          The per share exercise price of each option is equal to the market value (closing price on the New York Stock Exchange) of a share of Ceridian common stock on the date of grant.

(3)          These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of Ceridian common stock, overall market conditions and the optionees’ continued employment through the vesting period. The amounts represented in this table may not necessarily be achieved.

Exercises and Values of Options to Purchase Common Stock

The following table summarizes information regarding the exercise of options to purchase shares of Ceridian common stock during 2004 by the named executives, as well as the December 31, 2004 value of unexercised stock options held by the named executives.

Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-The-Money Options/SARs at FY-End ($)(1)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Turner	67,340	$654,545	1,680,083	485,613	$4,642,652	$690,632
John R. Eickhoff	—	—	1,090,942	390,859	2,382,297	401,790
Robert H. Ewald	—	—	79,711	211,250	2,209	0
Gary A. Krow	—	—	502,674	163,862	1,519,860	196,067
Gary M. Nelson	—	—	384,762	106,523	1,028,422	130,447

(1)          Represents the difference between the market value (closing price on the New York Stock Exchange) of Ceridian common stock on December 31, 2004 ($18.28) and the exercise price of in-the-money options, before payment of applicable income taxes.

Pension Plans

We maintain a voluntary, tax qualified, defined benefit pension plan for certain of our U.S. employees that is funded by employee and employer contributions. This plan, which was assumed by us in connection with the spin-off, was closed to new participants effective January 2, 1995. The amount of the annual benefit under the plan is based upon an employee’s average annual compensation during the employee’s highest consecutive five-year earnings period with our company (or our predecessor company) while participating in the plan. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans, such as our pension plan, a benefit equalization plan was established, which we also assumed in connection with the spin-off, to provide retirees participating in the pension plan with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan had these limits not been in effect. A benefit protection trust has been established and partially funded to pay benefit equalization plan benefits to participants whose employment terminated after December 1, 1994. This trust was transferred to us in the spin-off. A separate benefit protection trust has also been established and partially funded for the benefits to be paid to Messrs. Turner and Eickhoff under the benefit equalization plan. Assets in each of these three trusts remain subject to the claims of our general creditors in the event of our insolvency but otherwise will be used only to pay benefit equalization benefits and related expenses.

The following table shows estimated annual benefits payable under the pension plan and the benefit equalization plan to an employee who retires in 2005 at age 65:

Pension Plan Table

	Years of Credited Service
Remuneration	10	15	20	25	30	35	40	45
$ 500,000	77,565	116,348	155,130	193,913	232,696	262,696	292,696	322,696
600,000	93,565	140,348	187,130	233,913	280,696	316,696	352,696	388,696
700,000	109,565	164,348	219,130	273,913	328,696	370,696	412,696	454,696
800,000	125,565	188,348	251,130	313,913	376,696	424,696	472,696	520,696
900,000	141,565	212,348	283,130	353,913	424,696	478,696	532,696	586,696
1,000,000	157,565	236,348	315,130	393,913	472,696	532,696	592,696	652,696
1,100,000	173,565	260,348	347,130	433,913	520,696	586,696	652,696	718,696
1,200,000	189,565	284,348	379,130	473,913	568,696	640,696	712,696	784,696
1,400,000	221,565	332,348	443,130	553,913	664,696	748,696	832,696	916,696
1,600,000	253,565	380,348	507,130	633,913	760,696	856,696	952,696	1,048,696

Annual compensation for purposes of the pension plan and the benefit equalization plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the pension plan that year on a pre-tax basis. Compensation for 2004 covered by these plans for the named executives was as follows: Mr. Turner $1,314,446 and Mr. Eickhoff $763,369. Messrs. Ewald, Krow and Nelson are not eligible to participate in the pension plan or the benefit equalization plan. For purposes of the pension plan and the benefit equalization plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

As of December 31, 2004, years of credited service for Mr. Turner were 12 years and for Mr. Eickhoff were 41.25 years.

Benefit amounts in the Pension Plan Table above are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

Eickhoff Retirement.   Mr. Eickhoff retired from Ceridian on February 18, 2005. As a vested participant in the pension plan and the benefit equalization plan, Mr. Eickhoff is entitled to receive a “normal retirement benefit” payable May 1, 2005, which is the first of the month following the month in which he turns age 65, in the form of a level monthly pension for his life in the amount of $10,040 from the pension plan and $19,570 from the benefit equalization plan. In accordance with the plans’ provisions, he may elect to commence his benefit in a reduced amount as early as the first of the month following the month of his retirement from Ceridian. The plans provide for optional forms of payment including various monthly payment options or a one time lump sum option. In lieu of electing a monthly pension option, the plans provide for a lump sum option to eligible participants. If Mr. Eickhoff were to elect to receive his retirement benefit in the form of a lump sum, the earliest he would be eligible to receive his payment would be June 1, 2005 and would be in the amount of $1,431,159 from the pension plan and $2,789,680 from the benefit equalization plan.

Mr. Eickhoff is eligible to continue medical coverage in the same form and in the same manner as provided for all similarly situated eligible retirees under Ceridian’s post-retirement benefit continuation program. In accordance with Mr. Eickhoff’s employment agreement, Ceridian will continue to pay approximately $71,604 for the remaining seven years of premium on the Long Term Care Plan for him and his spouse.

Supplemental Retirement Benefits.   Mr. Turner’s employment agreement provides for a supplemental retirement benefit payable to him following termination of employment provided that he does not breach his confidentiality, non-compete, non-recruitment and non-disparagement obligations. This benefit will be paid in the form of a lump sum payment equal to the then present value of Mr. Turner’s normal monthly pension for his lifetime that starts during the fourth month after his employment is terminated. If Mr. Turner is at least age 60 at the time of the payment, the monthly benefit will be one-twelfth of 2.5 percent of his final average pay for each year of service (including his service with Ceridian’s predecessor) through the year he reaches age 62 and 1.67 percent of his final average pay for each subsequent year of service, minus any payments he would receive under our pension plan and benefit equalization plan and any other defined benefit pension plan from a prior employer. If Mr. Turner is not at least age 60 at the time of the payment, the monthly benefit will be reduced. If Mr. Turner dies before the first day of the fourth month after his employment terminates, his surviving spouse will receive a reduced lump sum benefit. Mr. Turner’s estimated lump sum benefit payable at age 62 is approximately $4 million, less the amount of other defined benefit pension plan payments from other employers. This lump sum benefit amount assumes current defined benefit plan provisions, increases in Mr. Turner’s annual salary at a rate of 4% per year through age 62, annual incentive bonus payments at target, and an interest rate of approximately 5%.

Mr. Turner also has an endorsed split dollar life insurance arrangement that has a supplemental retirement component that vests upon continued employment until age 60. The policy is owned by Ceridian and upon the death of Mr. Turner while he is employed by Ceridian, will provide a $3 million death benefit to the beneficiary named by Mr. Turner and the balance of any policy proceeds will be paid to Ceridian. If Mr. Turner leaves Ceridian before age 60, he would have the option to purchase the insurance policy by paying Ceridian the lesser of the cash surrender value of the policy or aggregate premiums paid by Ceridian on the policy less the aggregate amount of the economic benefit previously attributed to Mr. Turner. If Mr. Turner leaves Ceridian after age 60 or following a change of control of Ceridian, Ceridian will assign all of its interests and rights to the program to Mr. Turner. As of December 31, 2004, the cash surrender value of this policy was $232,426.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

Executive Employment Agreements

We have employment agreements with each of the named executives. As described below, Mr. Eickhoff’s employment agreement terminated upon his retirement on February 18, 2005 and Mr. Ewald’s employment agreement was terminated pursuant to the terms of his Mutual Termination Agreement.

Term.   The initial terms of our agreements with the named executives expire on the later of January 29, 2005 (July 21, 2006 for Mr. Ewald) or two years after a change of control of Ceridian occurring before the expiration of the agreement. Our agreements with the named executives each automatically renew for successive additional one-year terms on each anniversary date of the agreement.

Payments upon Termination.   If we terminate an agreement with a named executive without cause and a release of claims is signed by the executive, the terminated executive will be entitled to receive a lump sum payment equal to:

•       75 days of his annual base salary;

•       two years’ base salary and annual cash perquisite adder (three years for Mr. Turner); and

•       a proportionate share of the annual incentive bonus the executive would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred.

Our agreements with the named executives contain provisions providing payments if termination occurs due to death or disability.

In addition, our agreements with the named executives provide for continued payment of certain insurance coverage for the executive and his or her spouse related to the payment of certain nursing home and home health care expenses upon retirement, death or termination without cause by Ceridian. Also, our agreement with Mr. Turner provides for the continuation of group benefits until age 65 if Mr. Turner retires. Our agreement with Mr. Turner also provide for certain supplemental retirement benefits described in the “Executive Compensation” section of this proxy statement under the heading “Pension Plans.”

Mr. Eickhoff retired on February 18, 2005. Because he retired, Mr. Eickhoff will not receive any payments pursuant to the terms of his employment agreement, but will be entitled to the post-retirement medical and other benefits described in the “Executive Compensation” section of this proxy statement under the heading “Pension Plans.”

Ewald Mutual Termination Agreement.   As a result of Mr. Ewald’s resignation as an executive officer of Ceridian on January 10, 2005, we entered into a mutual termination agreement dated March 25, 2005 with Mr. Ewald (“Mutual Termination Agreement”). The Mutual Termination Agreement terminates Mr. Ewald’s executive employment agreement with Ceridian, with Mr. Ewald’s employment deemed terminated as of April 1, 2005. Pursuant to the terms of the Mutual Termination Agreement, and consistent with the terms of Mr. Ewald’s executive employment agreement applicable in the event of termination of employment by Ceridian without cause, within 15 days after the Termination Date, Ceridian paid Mr. Ewald (i) a lump sum payment of $44,999.99, representing 26 days of Mr. Ewald’s base annual salary (the number of days of Mr. Ewald’s annual base salary remaining to complete payments equal to 75 days of his annual base salary), (ii) a lump sum payment of $900,000, representing two years of Mr. Ewald’s base salary and (iii) a lump sum payment of $50,000, representing two years of Mr. Ewald’s annual perquisite supplement cash adder, in each case, subject to applicable withholdings. Furthermore, Mr. Ewald was considered for an annual incentive bonus for 2004 under all of Ceridian’s applicable annual bonus plans, and no bonus awards were made for 2004, and received a credit of up to $20,000 for expenses incurred in connection with his use of outplacement counseling services, his purchase of certain equipment or his receipt of financial and/or tax planning services. The Mutual Termination Agreement also confirms the treatment of stock options and restricted stock awards granted to Mr. Ewald since 1998 in his capacity as a director and since 2003 in his capacity as an employee of Ceridian and discusses Mr. Ewald’s post-termination participation in Ceridian’s Savings and Investment (401(k)) Plan, Deferred Compensation Plan and Supplemental Executive Retirement Plan consistent with the terms of those awards and plans. The Mutual Termination Agreement also contains provisions regarding the treatment of certain of Mr. Ewald’s other employee benefits, such as insurance, payment for unused vacation and health and dental coverage, following the Termination Date. In connection with pending and threatened litigation and claims involving Ceridian (“Company Litigation”), the Mutual Termination Agreement provides for (i) cooperation by Mr. Ewald with Ceridian, (ii) indemnification and advancement of expenses by Ceridian to Mr. Ewald in accordance with Ceridian’s charter, Mr. Ewald’s existing indemnification agreement with Ceridian and applicable law and (iii) subject to certain conditions, provision by Ceridian, at its expense, of legal counsel to represent Mr. Ewald in Company Litigation or, in the event of a conflict of interest between Ceridian and Mr. Ewald, reimbursement by Ceridian of attorneys’ fees and costs charged by a separate legal counsel selected by Mr. Ewald. The Mutual Termination Agreement also contains customary confidentiality and non-compete provisions and provides for the release of claims by Mr. Ewald against Ceridian.

Change of Control Arrangements

The exercisability of stock options or the vesting of other awards under our stock-based compensation plans and the payment of benefits under the executive employment agreements described above accelerate upon either a “change of control” of Ceridian or a “change of control termination” of the executive.

In addition, our defined benefit retirement plan provides that upon the occurrence of a change of control or a determination by our Board that a change of control may occur in the near future, excess plan assets (that is, assets in excess of the present value of plan liabilities, determined as if the plan had terminated), may be used to increase benefits in the manner and to the extent provided for in the retirement plan and as determined by our Board.

Also, the endorsed split dollar life insurance arrangement for Mr. Turner provides that if Mr. Turner is terminated as a result of a “change of control termination” Ceridian will transfer the policy and pay Mr. Turner an amount equal to the sum of:

•       three times the amount of the annual premiums paid under the policy; and

•       the amount of income tax that would be payable by Mr. Turner as a result of the transfer of the policy and the payment of three times the annual premiums.

For these purposes, a “change of control” is generally defined as any of the following:

•       a merger or consolidation involving Ceridian if less than 60 percent of its voting stock after the business combination is held by persons who were stockholders before the business combination;

•       ownership by a person or group acting in concert of at least 20 percent of our voting securities, excluding acquisition by us, our benefit plans or acquisition by individuals reporting their ownership on Schedule 13G;

•       a sale of substantially all of our assets;

•       approval by our stockholders of a plan for the liquidation of our company;

•       specified changes in the composition of our Board; or

•       any other events or transactions that our Board determines constitute a change of control.

The term “change of control termination” refers to either of the following if it occurs within two years of a “change of control” of Ceridian:

•       termination of an executive’s employment by us for any reason other than conduct that constitutes fraud, theft or embezzlement of our assets, an intentional violation of law involving moral turpitude, or failure to follow our conduct or ethics policies; and

•       the executive terminates employment with Ceridian for “good reason,” which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions or a material breach by us of the executive’s employment agreement.

A change of control termination does not include termination of employment due to death or disability, but includes termination in anticipation of a change of control (whether or not the change of control actually occurs).

The executive employment agreements with the named executives provide that following a change of control termination of the executive, the executive will be entitled to receive a lump sum payment that is equal to (i) the prorated portion of the executive’s bonus that was earned at “target” levels for the year termination occurs, and (ii) three times the following:

•       twelve months base salary;

•       any bonus the executive would have received under all applicable Ceridian bonus plans for the year in which the termination occurs had “superior” goals been achieved;

•       amount of the annual cash perquisite adder; and

•       highest annual amount of 401(k) Restoration Match (an employer contribution to make up for limitations upon the employer 401(k) match as a result of IRS imposed compensation limits) made by Ceridian into the Deferred Compensation Plan in the last three years.

In addition, Messrs. Krow and Nelson will receive three times the highest aggregate amount of:

•       basic and performance matching contributions into Ceridian’s Savings and Investment (401(k)) Plan; and

•       supplemental Matching Credit (an employer contribution made to provide competitive retirement benefits) made by Ceridian on behalf of the executive into the Deferred Compensation Plan in the last three years.

Mr. Turner will receive a pension supplement equivalent to the value of three additional years of age and service credit under Ceridian’s defined benefit pension plans (other than Mr. Turner’s supplemental retirement benefit pursuant to his employment agreement). If Mr. Turner’s supplemental benefit is paid before his sixtieth birthday, the reduction for early retirement will not be applied.

The lump sum payments made to the named executives would be in lieu of any other severance payment specified in their executive employment agreements. In addition to the lump sum payments, the named executives would each receive “gross-up” payments to put the executives in the same after-tax position as if no excise taxes under the Internal Revenue Code had been imposed. Also, following a change of control termination, the named executives will receive until age 65 similar group health and welfare benefits as the executive received immediately prior to the change of control.

OTHER MATTERS

Ceridian Mailing Address

Our mailing address is 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425-1640.

Stockholder Proposals for 2006 Annual Meeting

All proposals of stockholders that are requested to be included in our proxy statement for the 2006 Annual Meeting of Stockholders must be received by our Corporate Secretary on or before December 28, 2005, to be included.

Any other stockholder proposals to be presented at the 2006 Annual Meeting of Stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices no earlier than January 27, 2006 and no later than February 27, 2006. However, if the 2006 Annual Meeting is called for a date that is not within thirty (30) days before or after May 26, 2005, stockholder proposals must be received no later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2006 Annual Meeting was mailed or public disclosure of the date of the 2006 Annual Meeting was made, whichever happens first. The proposal must contain specific information required by our Bylaws, a copy of which may be obtained by writing to our Corporate Secretary, or may be found on our website at www.ceridian.com in the Corporate Governance section under the heading “Other Governance Information.”

Director Nominations

The Nominating and Corporate Governance Committee is the committee of the Board responsible for determining the slate of director nominees for election by stockholders, which the committee recommends for consideration by the Board. The committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, the committee has used such firms in the past and may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of Ceridian at the time nominees are considered. General criteria for director nominees can be found on our website at www.ceridian.com in the Corporate Governance section under the heading “Other Governance Information.” In discharging its responsibility, the Nominating and Corporate Governance Committee will seek persons who demonstrate strength of character, independent thought, practical wisdom and mature judgment, who possess specific skills, expertise and experience to effectively complement the other members of the Board, and who are willing and able to devote the necessary time and attention to the affairs of Ceridian. The committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source.

In accordance with procedures set forth in our Bylaws, stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to the Corporate Secretary, as provided above. The notice must set forth:

•       all of the information required under SEC rules in a proxy statement soliciting proxies for the election of directors;

•       the nominee’s business address and residence address; and

•       name and record address of, and number of shares of Ceridian common stock held by, the stockholder making the nomination.

The Nominating and Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the general criteria set forth above and the specific needs of Ceridian at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet Ceridian’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the 2005 Annual Meeting of Stockholders. Any stockholder desiring to present a nomination for consideration by the Nominating and Corporate Governance Committee prior to our 2006 Annual Meeting of Stockholders must do so no earlier than January 27, 2006 and no later than February 27, 2006 in order to provide adequate time to duly consider the nominee and comply with our Bylaws.

Communication with Directors

You may contact any of our directors, including our Lead Director and any non-employee director, individually or as a group by writing to them in c/o Ceridian Corporation, 3311 East Old Shakopee Road,

Minneapolis, Minnesota 55425. Correspondence directed to more than one member of the Board of Directors will be distributed by the Corporate Secretary to the Board members.

Expenses of Solicitation

This solicitation of proxies is being made by Ceridian and we pay the cost of soliciting proxies. We also arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and we reimburse them for their expenses. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation would be paid for such employee solicitation. We have also retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee estimated to not exceed $8,500, plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file with the Securities and Exchange Commission reports of ownership regarding the common stock and other Ceridian equity securities. These persons are required by the Security and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based on a review of copies of the Section 16(a) reports received during the period from January 1, 2004 until February 14, 2005 and written representations from each of our directors and executive officers, all of our directors and executive officers complied with the applicable Section 16(a) filing requirements; except that we failed to timely file a Form 4 for Ms. Uhrich Shapazian and Messrs. Cadogan, Chabraja, LeMay, Lewis and White reporting a stock option grant occurring on May 12, 2004 due to an administrative oversight; but such Form 4s were subsequently filed on June 2, 2004.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (an annual filing with the Securities and Exchange Commission) for the year ended December 31, 2004 is included in this year’s Annual Report to Stockholders. Additional copies of this Form 10-K may be obtained without charge by writing to Ceridian Corporation, Attention: Stockholder Services Department, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425-1640.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed proxy card in the postage paid envelope provided or by voting by telephone or the Internet.

By Order of the Board of Directors

Ronald L. Turner
Chairman, President and Chief Executive Officer
April 27, 2005
Minneapolis, Minnesota

c	Two Additional Ways to Vote Your Proxy VOTE BY TELEPHONE OR INTERNET 24 Hour a Day – 7 Days a Week Save your Company Money – It’s Fast and Convenient

TELEPHONE		INTERNET		MAIL
1-866-358-4698		http://proxyvotenow.com/cen

• Use any touch-tone telephone.		• Go to the website address listed above.		• Mark, sign and date your proxy card.
• Have your Proxy Form in hand.
• Enter the Control Number located in the box below.	OR	• Have your Proxy Form in hand.	OR	• Detach card from Proxy Form.
		• Enter the Control Number located in the box below.		• Return the card in the postage- paid envelope provided.
• Follow the simple recorded instructions.
• Follow the simple instructions.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you have marked, signed and returned the proxy card.  If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

1-866-358-4698

CALL TOLL-FREE TO VOTE

CONTROL NUMBER
FOR TELEPHONE/INTERNET VOTING

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

(Please sign, date and return this proxy card in the enclosed	☒
envelope.)	Votes MUST be indicated
(X) in Black or Blue ink.

1. Election of Directors:
FOR ALL	WITHHOLD		EXCEPTIONS
☐	FOR ALL	☐		☐

Nominees:	01) - Nicholas D. Chabraja, 02) - Ronald T. LeMay,
03) - George R. Lewis, 04) - Ronald L. Turner,
05) - Alan F. White

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)	If you wish to have your vote on all matters kept confidential in accordance with Ceridian Corporation policy, check here. ☐

If you wish to have your vote on all matters kept confidential in accordance with Ceridian Corporation policy, check here. ☐

Address Change and/or
Comments Mark Here ☐

S C A N L I N E

Please sign exactly as name is printed above. Joint
owners, co-executors or co-trustees should both sign.
 Persons signing as attorney, executor, administrator,
trustee or guardian should give their full title as such.

	Date	Share Owner sign here	Co-Owner sign here

(Please sign, date and return this proxy card in the enclosed envelope.)	Votes must be indicated ☒ in black or blue ink.

CERIDIAN CORPORATION

PROXY CARD

This proxy is solicited on behalf of the Board of Directors of Ceridian Corporation for the
Annual Meeting of Stockholders on May 26, 2005.

The undersigned appoints Ronald L. Turner and Gary M. Nelson, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Stockholders to be held on May 26, 2005 and at any adjournment or postponement thereof all of the undersigned’s shares of Ceridian Corporation common stock held of record on March 30, 2005 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

This proxy, when properly signed, will be voted in the manner directed.

•                  Voting by Mail.  If you wish to vote by mailing this proxy, please sign, mark, date and return it in the enclosed postage-paid envelope.

•                  Voting by Telephone.  If you wish to vote by telephone, please follow the instructions on the reverse side of this card.  If you vote by telephone you do not need to return this card.

•                  Voting by Internet.  If you wish to vote by Internet, please follow the instructions on the reverse side of this card.  If you vote by Internet you do not need to return this card.

CERIDIAN CORPORATION
P.O. BOX 11290
(Continued, and to be signed and dated on the reverse side)	NEW YORK, N.Y. 10203-0290